Exhibit 10.1

Quantum Corporation 10770 E. Briarwood Avenue
Centennial, CO 80112
USA

Via email

Mr. William H. White

January 8, 2026

Dear William:

I am pleased to offer you the opportunity to become the Chief Financial Officer for Quantum Corporation (Quantum or the Company), reporting directly to me as Chief Executive Officer. Your start date is anticipated to be on or around February 2, 2026, and your primary work location will be Quantum's office in Centennial, Colorado.

Base Salary: As Chief Financial Officer, you will receive an annual base salary of $375,000.00, subject to applicable tax and other required withholding and paid in accordance with the Company's normal payroll procedures.

Bonus Opportunity: In addition, you will be eligible to participate in the Company's annual bonus program, the Quantum Incentive Plan (QIP). Your target bonus opportunity will be 50% of your eligible annual salary. The actual amount earned will be determined based on Quantum's performance against metrics approved by the Board of Directors (Board) and your own performance, and paid in accordance with the QIP terms. The QIP bonus targets and terms are subject to annual re-evaluation and Board approval.

Equity Grant: The Company will recommend to the Leadership and Compensation Committee (LCC) of the Board that you be granted a total of 25,000 Restricted Stock Units (RSUs), vesting in three equal installments on each anniversary of the Grant Date (as defined below). We will also recommend that you be granted 25,000 performance-based RSUs (PSUs), which will vest according to specific performance metrics approved by the LCC. Vesting for both RSUs and PSUs granted is subject to your continued employment.

Subject to approval by the LCC and sufficient available shares, your grant will be effective on the first day of the first month following your start date (the Grant Date). Your grant information will be administered by OptionTrax, the Company's online equity broker. OptionTrax will provide instructions for creating your account and accepting your grants. Should you voluntarily terminate your employment with Quantum, any unvested equity will be forfeited.

Severance: You will be eligible to enter into Quantum's standard form of Change of Control Agreement, which we will provide to you after you accept this offer. In addition, in the event that (a) you incur an Involuntary Termination other than for Cause or your death or Disability, and (b) your termination occurs outside of the Change of Control Period (all terms as defined in the Change of Control Agreement), Quantum will provide to you the following severance payments and benefits (the Severance):
1.a lump sum cash payment equal to 6 months of your then-annual base salary; and
2.if you elect continuation coverage for you or your eligible dependents (if any) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) within the time period prescribed, the Company will provide monthly reimbursements of applicable COBRA premiums for continued coverage under the Company's group health plans in which you participated on the day immediately before your termination date through the earlier of (A) 6 months after the date of termination of your employment with the Company, or (B) the date you and your eligible dependents (if any) are no longer are eligible to receive COBRA continuation coverage (the COBRA Benefits). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Benefits, the Company will provide to you during the 6 months following your termination a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue coverage under the COBRA Benefits. Such payments would be made regardless of whether you elect COBRA continuation coverage, solely if Quantum is unable to provide the COBRA Benefits.

The Severance is subject to your entering into and not revoking a release of claims in favor of the Company (the Release), within the period required by the Release. Any salary Severance due to you under clause 1. above will be paid on the 61st day following the date of termination of your employment with the Company, or such later date required by applicable law, including Section 409A of the Internal Revenue Code of 1986.

If the termination of your employment with the Company occurs on a date during the Change of Control Period, then the terms of the Change of Control Agreement will govern the eligibility and payment of any severance benefits to you and no Severance will be payable to you under this letter. Any Severance under this offer letter also will be subject to the relevant provisions set forth in the Change of Control Agreement.

Other Benefits: You will be eligible to participate in Quantum's flexible benefit program, which provides a full range of benefits for you and your qualified dependents.

Additionally, you will be eligible to participate in the Company's Deferred Compensation Program.

Confidential Information: During your employment with Quantum, you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, this offer is conditioned on your execution and delivery to Quantum of its Proprietary Information and Invention Agreement. You will receive the agreement for electronic signature during your onboarding process.

Offer Terms: This offer is contingent upon your successful completion of a background verification process and approval by the LCC.

This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will. Either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause.

To confirm your acceptance of our offer, please sign a copy of this letter electronically through DocuSign.

William, we look forward to having you join the Quantum executive team.
Sincerely,
/s/ Hugues Meyrath
Hugues Meyrath
President and Chief Executive Officer

Acceptance
I understand and accept the terms of this offer of employment.

/s/ William H. White                    January 8, 2026
William H. White                     Date